MICHAEL HARARY
                                  2 Ross court
                           Oakhurst, New Jersey 07755





                               September 21, 2000




VIA FACSIMILE
CERTIFIED MAIL
RETURN RECEIPT REQUESTED
AND REGULAR MAIL

Signal Apparel Company, Inc.
200-A Manufacturer's Road
Chattanooga, Tennessee  37405

Attention: Robert J. Powell, Esq.

         Re:      Employment Agreement dated March 16, 1999 (the
                  "Employment Agreement") between Signal Apparel,
                  Inc. ("Signal") and Michael Harary
                  ----------------------------------------------
Dear Bob:

     Please be advised that, effective as of the date hereof, pursuant to section 8(D)(iii)(D) of the Employment Agreement, I hereby terminate my employment with Signal on the grounds of the occurrence of a Financing Default by Signal, as more fully set forth in the letter dated August 21, 2000 from the undersigned and Zvi Ben-Haim to Signal.

     Furthermore, this letter shall serve as notice of termination by me of my employment with Signal, pursuant to section 8(D)(iii)(A) of the Employment Agreement, on the grounds that without my approval there has been a material diminution in my responsibilities, reporting requirements, and authority with Signal relative to such reporting requirements, responsibilities and authority as of the commencement of the Employment Term, as such term is defined in the Employment Agreement. Such termination is effective immediately.

     In connection with my termination of my employment as set forth above, Signal is obligated to immediately tender to me the following: all unpaid compensation attributable to periods prior to the date hereof, the sum of $1 million, representing two (2) years' base salary,


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Signal Apparel Company, Inc.
September 21, 2000
Page 2


the reimbursement for all expenses that are due and owing as of the date hereof, Signal shall be responsible to continue to pay the cost of my health insurance and to reimburse me for the automobile allowance through the 2nd anniversary of the date hereof.

     This letter is written without prejudice to, or waiver of, any and all of my rights and remedies, all of which are hereby expressly reserved.

                                                      Very truly yours,

                                                      /s/ Michael Harary

                                                      Michael Harary

cc:      Mr. Zvi Ben-Haim (via facsimile)
         Donald Hecht, CPA (via facsimile)
         William B. Wachtel, Esq.